EXHIBIT 99.1

Amphenol

News Release

World Headquarters
358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

2006 FIRST QUARTER RECORD RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut. April 19, 2006. Amphenol Corporation (NYSE-APH) reported today that first quarter 2006 diluted earnings per share increased 21% to $.63 compared to $.52 per share for the comparable 2005 period. EPS for the first quarter of 2006 was reduced by approximately $1.8 million ($.01 per share) relating to stock option expense as a result of the adoption of SFAS 123R. Pro forma first quarter 2005 EPS after option expense is $.50. Sales for the first quarter 2006 increased 39% to $568,991,000 compared to $409,395,000 for the 2005 period. Currency translation had the effect of decreasing sales by approximately $10.1 million in the first quarter 2006 compared to the 2005 period.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “We are extremely pleased to start 2006 with a record quarter achieving sales of $569 million and earnings per share of $.63. Sales increased 39% over last year and 16% excluding the TCS acquisition. This strong performance was broad based with growth in all major market segments; with particular strength in the wireless handset and broadband communications network markets. The TCS acquisition performed better than expectations, achieving sales of $94 million and operating margin of 10%, contributing approximately $.03 to earnings per share in the quarter. I am extremely pleased with the progress TCS has made in its first quarter as an Amphenol company. The timely implementation of cost reduction and other profit improvement actions contributed significantly in the quarter and provide a solid base for future performance. In addition, in March, consistent with our strategy, the Company completed the acquisition of a United States manufacturer of interconnect systems for the medical equipment market with annual sales of approximately $20 million. The acquisition complements and broadens our product offering in this important market.”

“In addition to excellent overall top line growth, profitability and cash flow continued to be strong. The operating income margin in the first quarter was 17.3%. Excluding the impact of the TCS acquisition, and the impact of stock option expense resulting from the implementation of SFAS 123R on January 1, 2006, the first quarter 2006 operating income margin was 19.1%; compared to 18.9% in last year’s first quarter. I am very pleased that we have been able to achieve this strong profitability in a difficult cost environment. The increase in operating margins over the prior year was driven by the improved profitability of the interconnect product segment offset in part by lower cable product margins, which continue to be impacted by increasing material and freight related costs. Furthermore, net income, that is income after interest expense and taxes, was 10% of sales, another indication of the Company’s excellent profitability. Cash flow from operations for the quarter was also strong at $56 million.”

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“We had a strong start to 2006 and look to the future with great enthusiasm. We have an outstanding management team, excellent technological capabilities, leading positions in diversified markets, and an increasing presence with the major companies in these markets. With the addition of TCS we are the world’s third largest interconnect company with an expanded platform for creating value. Assuming a continuation of the current economic climate and relatively stable currency exchange rates, we are raising our guidance for the full year 2006 to achieve revenues and EPS in the range of $2,300 million to $2,345 million and $2.64 to $2.72, respectively. This compares to the Company’s previous guidance of revenues and EPS in the range of $2,250 million to $2,300 million and $2.56 to $2.63, respectively. For the second quarter of 2006 we expect revenues and EPS in the range of $580 million to $590 million and $.66 and $.68, respectively. EPS guidance for the year and second quarter of 2006 includes approximately $9.8 million ($.07 per share) and $2.5 million ($.02 per share) relating to stock option expense as a result of the adoption of SFAS 123R. Pro forma 2005 EPS after option expense is $2.23 and $.56, for the full year and second quarter, respectively. We are very excited about the future and confident in the ability of our excellent organization to take advantage of the many opportunities in front of us.”

The Company will host a conference call to discuss its first quarter results at 1:00 PM (ET) April 19, 2006. The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number 517-623-4547; Passcode: Reardon. There will be a replay available until 5:00 PM (ET) on Friday, April 21, 2006. The replay numbers are as follows:  toll free dial-in number is 800-846-1910 and International dial-in number is 402-280-9953.

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A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems. Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization. Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2005, for some factors that could cause the actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

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AMPHENOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three months ended March 31,
	2006	2005

Net Sales	$568,991	$409,395
Costs and Expenses:
Cost of sales, excluding depreciation and amortization	373,023	263,425

Depreciation and amortization expense	17,776	10,814

Selling, general and administrative expense	79,801	57,823

Operating income	98,391	77,333

Interest expense	(10,184)	(5,403)
Other expenses, net	(2,724)	(1,664)

Income before income taxes	85,483	70,266

Provision for income taxes	(28,209)	(23,890)

Net income	$57,274	$46,376

Net income per common share - Basic	$0.64	$0.53

Average shares outstanding - Basic	89,447,160	88,016,736

Net income per common share - Diluted (1)	$0.63	$0.52

Average shares outstanding - Diluted	91,530,174	89,904,666

(1) - Effective January 1, 2006 the Company implemented SFAS 123R and began expensing stock based compensation. Such expense was previously disclosed in the Company’s financial statement footnotes but was not included as an expense in the Company’s income statement. For the three months ended March 31, 2006, diluted earnings per share excluding the $1.8 million of stock based compensation expense is $.64. For the three months ended March 31, 2005, diluted earnings per share including pro forma stock based compensation expense of $1.5 million is $.50.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31, 2006	Dec. 31, 2005
	(Unaudited)
ASSETS

Current Assets:
Cash and short-term cash investments	$37,304	$38,669
Accounts receivable, less allowance for doubtful accounts of $11,489 and $11,162, respectively	335,104	302,867
Inventories	347,842	325,865
Prepaid expenses and other assets	50,545	42,413

Total current assets	770,795	709,814
Land and depreciable assets, less accumulated depreciation of $368,414 and $352,408, respectively	263,969	253,889
Deferred debt issuance costs	2,300	2,351
Goodwill	902,584	886,720
Other assets	69,290	79,766

	$2,008,938	$1,932,540

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$196,626	$177,266
Accrued interest	4,620	4,998
Accrued salaries, wages and employee benefits	42,920	42,705
Other accrued expenses	107,305	93,202
Dividends payable	2,734	2,729
Current portion of long-term debt	16,409	15,030

Total current liabilities	370,614	335,930

Long-term debt	741,408	765,970
Accrued pension and post employment benefit obligations	113,751	108,816
Other liabilities	23,897	32,589

Shareholders’ Equity:
Common stock	89	89
Additional paid-in deficit	(156,440)	(164,082)
Accumulated earnings	1,039,906	985,317
Accumulated other comprehensive loss	(69,940)	(77,742)
Treasury stock, at cost	(54,347)	(54,347)

Total shareholders’ equity	759,268	689,235

	$2,008,938	$1,932,540

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Three months ended March 31,
	2006	2005

Net income	$57,274	$46,376
Adjustments for cash from operations:
Depreciation and amortization	17,776	10,814
Amortization of deferred debt issue costs	131	364
Stock-based compensation	1,781	—
Net change in non-cash components of working capital	(23,209)	(18,827)
Other long term assets and liabilities	2,150	(131)

Cash provided by operations	55,903	38,596

Cash flow from investing activities:
Capital additions, net	(20,160)	(12,475)
Investments in acquisitions	(15,682)	(53,039)

Cash flow used by investing activities	(35,842)	(65,514)

Cash flow from financing activities:
Net change in borrowings under revolving credit facilities	(24,032)	23,678
Purchase of treasury stock	—	(4,723)
Proceeds from exercise of stock options	3,996	4,048
Excess tax benefits from stock-based payment arrangements	1,289	—
Dividend payments	(2,679)	—

Cash flow provided by (used by) financing activities	(21,426)	23,003

Net change in cash and short-term cash investments	(1,365)	(3,915)
Cash and short-term cash investments balance, beginning of period	38,669	30,172

Cash and short-term cash investments balance, end of period	$37,304	$26,257

Net cash paid during the year for:
Interest	10,431	5,007
Taxes	21,260	23,750

AMPHENOL CORPORATION

SEGMENT INFORMATION

(Unaudited)

(dollars in thousands)

	Three months ended March 31,
	2006	2005

Trade Sales:
Interconnect Products	$509,058	$361,155
Cable Products	59,933	48,240
Consolidated	$568,991	$409,395

Operating income:
Interconnect Products	$99,869	$75,791
Cable Products	6,291	6,175
Corporate	(7,769)	(4,633)
Consolidated	$98,391	$77,333

ROS%:
Interconnect Products	19.6%	21.0%
Cable Products	10.5%	12.8%
Consolidated	17.3%	18.9%